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Piedmont Natural Gas Company, Inc.
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On February 22, 2012, Piedmont Natural Gas Company, Inc. (the “Company”) began communicating with certain shareholders regarding a disagreement between the Company and Institutional Shareholder Services with respect to the Company’s say-on-pay proposal to be voted on at the Company’s Annual Meeting of Shareholders to be held on March 8, 2012.

As you are a key investor in Piedmont Natural Gas Company, Inc., we are writing to bring to your attention our concern regarding a recently issued recommendation by Institutional Shareholder Services (“ISS”) regarding Proposal No. 5 (“Advisory Vote on Executive Compensation”) contained in Piedmont’s 2012 proxy statement. Our Board of Directors has unanimously recommended that you vote FOR Proposal No. 5.

ISS, one of the two leading proxy advisory firms in the United States, has issued a negative voting recommendation on this year’s advisory vote on executive compensation (or “say-on-pay”). We believe this recommendation is the result of a rigid new evaluation tool used by ISS that overemphasizes short-term performance against a peer group that does not provide a valid or relevant comparison to Piedmont.

We have outlined our reasons for our disagreement with ISS’ negative vote recommendation in light of Piedmont’s historical and continued focus on pay for performance, and for all these reasons request that you follow the Board’s recommendation to vote FOR Proposal No. 5, the advisory vote on executive compensation (“say-on-pay”).

•                  ISS Overweighed One 3-Year Performance Measure

In November 2011, ISS revised its pay for performance methodology. The 2012 proxy season is the first proxy season that ISS is employing this new methodology.

The driver behind ISS’ negative vote recommendation is Piedmont’s three-year total shareholder return (“TSR”) performance against an ISS created peer group.  We believe that the starting point for this TSR measurement period (November 1, 2008) was an anomaly in Piedmont’s stock price history.  Our stock price was driven unusually high during a “flight to quality” that occurred in response to the financial crisis in late 2008.  This flight to quality resulted in an unusually high TSR performance hurdle for Piedmont, which resulted in no payout for the long-term incentive plan (“LTIP”) opportunity ending in October 2011.

While the tumultuous market conditions in late 2008 impacted the Company’s 3-year relative TSR performance, Piedmont’s 1- and 5-year TSR performance exceeded both the utilities sector (GICS 5510 group) and the Russell 3000 TSR values, as noted in ISS’ report. We believe the strong 5-year TSR performance reflects management’s commitment to delivering long-term sustainable value to our shareholders, while effectively managing risk during a period of difficult economic and market conditions.  We believe further that ISS’ overreliance on an anomalous three-year period, in this case, is misleading and inappropriate.

Financial Performance

	1-year	3-year	5-year
Company TSR (%)	15.26	3.86	8.06
GICS 5510 TSR (%)	14.23	12.96	5.01
Russell 3000 TSR (%)	7.90	12.28	0.55

TSRs are as of closest month end to company’s FYE.

Source: ISS Proxy Advisory Services USA. Piedmont Natural Gas Company, Inc. February 15, 2012.

•                  ISS Created Peer Group Includes Companies Not Comparable to Piedmont

ISS takes a relatively simplistic approach to peer group formation that we believe ignores important considerations about the Company’s business model and operating environment. Six of the fourteen peer companies selected by ISS for its pay for performance analysis are not included in Piedmont’s peer group as disclosed in our proxy. As described on page 38 of the proxy, Piedmont’s Compensation Committee annually reviews the Company’s peer group for appropriateness, selecting peers that are focused on natural gas distribution and natural gas transmission pipeline operations in multi-state territories, with special attention paid to the annual revenues, market capitalization and employee sizes of those organizations. We believe that several of the peer companies selected by ISS are diversified energy companies with operations outside of natural gas distribution and therefore are not readily comparable to Piedmont. Given the importance of the selected peer group under ISS’ new pay for performance analysis, we believe Piedmont’s shareholders deserve an appropriate comparison group for measuring long-term shareholder value creation.

•                  Importance of Long-Term Equity Awards

ISS criticized the Company for granting retention awards during the year ending October 2011 since they were not performance-based stock awards. However, the Compensation Committee determined equity awards are critical to the Company’s overall compensation philosophy as they align management’s interests with that of shareholders and diversify the mix of compensation to executives, as fully described on page 46 of the proxy.

The December 2010 retention award was not intended to replace any unearned payouts from performance-based plans. The retention award was made available to 42 Piedmont executives in support of the Company’s succession planning objectives at a time of extreme market volatility. The use of this retention award is also consistent with peer group practices where 71% of the companies in our peer group use time-vesting restricted stock plans in a portfolio of long-term incentive vehicles. Furthermore, the number of retention units included in the grant will not vest until December 2013 and are equal to 25% of the sum of the target performance units awarded to the participant for the LTIP performance periods ending October 31, 2011, 2012 and 2013.

•                  Positive Compensation Program Features

It should be noted that ISS did not identify any issues regarding any other feature of Piedmont’s compensation program. Non-performance-based elements, severance/change-in-control arrangements and Compensation Committee communication and effectiveness all received ISS’ best possible score (“low concern”). We believe that these positive scores concerning Piedmont’s executive compensation structure reflect the long-term focus by our Compensation Committee and Board of Directors to constantly challenge the Company to exhibit “best practices”, which over the last five years has resulted in numerous beneficial program design changes.

•                  Glass Lewis’ Positive Vote Recommendation

As noted earlier, ISS is one of the two leading proxy advisory firms in the United States.  The other leading proxy advisory firm is Glass Lewis. Last week, Glass Lewis released its analysis of Piedmont’s proxy filing and recommended a FOR vote for Proposal No. 5, the advisory vote on executive compensation (“say-on-pay”). In its report, Glass Lewis noted that “the Company has adequately aligned executive pay and corporate performance in the past year. At this point in time, Glass Lewis has not identified pay-for-performance issues with this Company that should be of substantial concern to shareholders.” We believe Glass Lewis’ report recognizes Piedmont’s ongoing focus on pay for performance linkages in its executive compensation program.

Piedmont’s management and Board of Directors are committed to providing its executives with compensation opportunities that are tied to Company performance and shareholder value creation. We believe this commitment was recognized by our shareholders last year via their 95.5% approval of say-on-pay. We respectfully request that you follow the Board’s recommendation to vote FOR Proposal No. 5, the advisory vote on executive compensation (“say-on-pay”). If you would like to speak with us about Proposal No. 5 or any of the proposals in our 2012 proxy statement, please contact Mr. Nick Giaimo, Manager — Capital Markets & Investor Relations at (704) 731-4952.